EXHIBIT 10.143

FIRST AMENDMENT
TO THE
2006 EQUITY INCENTIVE PLAN
OF
COUNTRYWIDE FINANCIAL CORPORATION

WHEREAS, the Compensation Committee of the Board of Directors of Countrywide Financial Corporation (the “Company”) has determined that it is in the best interest of the Company to amend the Countrywide Financial Corporation 2006 Equity Incentive Plan (the “2006 Plan”) to amend the definition of “Fair Market Value” to conform to certain revised rules of the Securities and Exchange Commission;

NOW THEREFORE, the 2006 Plan is amended effective as of January 1, 2007 in the following particulars:

1.             Section 8.1(m) is hereby deleted in its entirety and new Section 8.1(m) is inserted in its place as follows (with the revised language reflected below in italics):

“(m)        “Fair Market Value” shall, on any date, mean the officially-quoted closing selling price of the shares on such date on the principal national securities exchange on which such shares are listed or admitted to trading (including the New York Stock Exchange, Nasdaq Stock Market, Inc. or such other market or exchange in which such prices are regularly quoted) or, if there have been no sales with respect to shares on such date, the Fair Market Value shall be the value established by the Board in good faith and in accordance with Code Section 422.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 30th day of November, 2006.

Countrywide Financial Corporation

By:	/s/ Marshall M. Gates
Marshall Gates
Senior Managing Director,
Chief Administrative Officer